U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

                        COMMISSION FILE NUMBER 000-49756
                                    ---------

(CHECK  ONE):
[ ]  FORM  10-K  AND  FORM  10-KSB    [ ]  FORM  11-K
[ ]  FORM  20-F   [ X ]  FORM  10-Q  AND  FORM  10-QSB   [ ]  FORM  N-SAR

     FOR  PERIOD  ENDED:      JUNE  30,  2004
                        ---------------------

[ ]  TRANSITION  REPORT  ON  FORM  10-K  AND  FORM  10-KSB
[ ]  TRANSITION  REPORT  ON  FORM  20-F
[ ]  TRANSITION  REPORT  ON  FORM  11-K
[ ]  TRANSITION  REPORT  ON  FORM  10-Q  AND  FORM  10-QSB
[ ]  TRANSITION  REPORT  ON  FORM  N-SAR

     FOR  THE  TRANSITION  PERIOD  ENDED:

     READ  ATTACHED  INSTRUCTION  SHEET  BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE.

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

     IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:
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                                     PART I
                             REGISTRANT INFORMATION
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FULL  NAME  OF  REGISTRANT               THE  WORLD  GOLF  LEAGUE,  INC.
                                    ------------------------------------

FORMER  NAME  IF  APPLICABLE

ADDRESS  OF  PRINCIPAL  EXECUTIVE
 OFFICES  (STREET  AND  NUMBER)          2139  STATE  ROAD  434,  SUITE  101
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CITY,  STATE  AND  ZIP  CODE             LONGWOOD,  FL  32779
                                         --------------------
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                                    PART II
                             RULE 12B-25(B) AND (C)
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     IF  THE  SUBJECT  REPORT  COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR
EXPENSE  AND  THE  REGISTRANT  SEEKS  RELIEF  PURSUANT  TO  RULE 12B-25 (B), THE
FOLLOWING  SHOULD  BE  COMPLETED.  (CHECK  APPROPRIATE  BOX)

/X/     (A)    THE  REASONS  DESCRIBED IN  REASONABLE DETAIL IN PART III OF THIS
               FORM  COULD  NOT  BE  ELIMINATED  WITHOUT  UNREASONABLE EFFORT OR
               EXPENSE;
/X/     (B)    THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT,  TRANSITION REPORT
               ON  FORM  10-K,  10-KSB,  20-F,  11-K  OR  FORM N-SAR, OR PORTION
               THEREOF WILL BE FILEDON OR BEFORE THE 15TH CALENDAR DAY FOLLOWING
               THE  PRESCRIBED  DUE  DATE;  OR  THE  SUBJECT QUARTERLY REPORT OR
               TRANSITION  REPORT  ON FORM 10-Q, 10-QSB, OR PORTION THEREOF WILL
               BE  FILED  ON  OR  BEFORE  THE  FIFTH  CALENDAR DAY FOLLOWING THE
               PRESCRIBED  DUE  DATE;  AND
/  /    (C)    THE  ACCOUNTANT'S  STATEMENT  OR  OTHER  EXHIBIT REQUIRED BY RULE
               12B-25(C)  HAS  BEEN  ATTACHED  IF  APPLICABLE.

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                                    PART III
                                    NARRATIVE
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     STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORMS 10-K, 10-KSB, 11-K. 20-F, 10-Q, 10-QSB, N-SAR, OR THE TRANSITION REPORT OR PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD. (ATTACH EXTRA SHEETS IF NEEDED.)

The registrant has experienced delays in completing its financial statements for the fiscal quarter ended June 30, 2004, as the Company's auditor has not had sufficient time to conduct such audit. As a result, the registrant is delayed in filing its Form 10-QSB for the fiscal quarter ended June 30, 2004.


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                                    PART IV
                                OTHER INFORMATION
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(1)     NAME  AND  TELEPHONE  NUMBER  OF  PERSON  TO  CONTACT  IN REGARD TO THIS
        NOTIFICATION

            DAVID  LOEV                   713                     524-4110
     ------------------------          ---------          ----------------------
               (NAME)                 (AREA  CODE)          (TELEPHONE  NUMBER)

(2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).
                                                               [X]  YES  [ ]  NO


(3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?
                                                               [ ]  YES  [X]  NO
IF SO, ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.

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                          THE WORLD GOLF LEAGUE, INC.
                   ------------------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

     HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

DATE          AUGUST  16,  2004                    BY     /S/  MICHAEL  PAGNANO
    ---------------------------                      --------------------------
                                                     MICHAEL  PAGNANO,  CHIEF
                                                     EXECUTIVE  OFFICER

INSTRUCTION: THE FORM MAY BE SIGNED BY AN EXECUTIVE OFFICER OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE. IF THE STATEMENT IS SIGNED ON BEHALF OF THE REGISTRANT BY AN AUTHORIZED REPRESENTATIVE (OTHER THAN AN EXECUTIVE OFFICER), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH THE FORM.

                                    ATTENTION

     INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                              GENERAL INSTRUCTIONS

1. THIS FORM IS REQUIRED BY RULE 12B-25 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934.
2. ONE SIGNED ORIGINAL AND FOUR CONFORMED COPIES OF THIS FORM AND AMENDMENTS THERETO MUST BE COMPLETED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, IN ACCORDANCE WITH RULE 0-3 OF THE GENERAL RULES AND REGULATIONS UNDER THE ACT. THE INFORMATION CONTAINED IN OR FILED WITH THE FORM WILL BE MADE A MATTER OF THE PUBLIC RECORD IN THE COMMISSION FILES.
3. A MANUALLY SIGNED COPY OF THE FORM AND AMENDMENTS THERETO SHALL BE FILED WITH EACH NATIONAL SECURITIES EXCHANGE ON WHICH ANY CLASS OF SECURITIES OF THE REGISTRANT IS REGISTERED.
4. AMENDMENTS TO THE NOTIFICATION MUST ALSO BE FILED ON FORM 12B-25 BUT NEED NOT RESTATE INFORMATION THAT HAS BEEN CORRECTLY FURNISHED. THE FORM SHALL BE CLEARLY IDENTIFIED AS AN AMENDED NOTIFICATION.